EXHIBIT 99.1

(1)	The shares of Class B common stock of KELLY SERVICES INC (the “Issuer”) reported as beneficially owned are held of record by Hunt Equity Opportunities, LLC, a Delaware limited liability company (“Hunt Opportunities”).

HEO Finance, LLC, a Delaware limited liability company (“HEO Finance”), serves as the sole member of Hunt Opportunities. Hunt ELP, Ltd., a Texas limited partnership (“Hunt ELP”), serves as the sole member of HEO Finance. HB GP, LLC, a Nevada limited liability company (“HB GP”), serves as the general partner of Hunt ELP. Hunt Company, LLC, a Nevada limited liability company (“Hunt Company”), is the majority limited partner of Hunt ELP. Hunt Companies, Inc., a Delaware corporation (“HCI”), is the sole member of Hunt Company. Woody L. Hunt (“Mr. W.L. Hunt”) holds the majority voting power in HB GP and HCI.

Each of the reporting persons disclaims beneficial ownership of any securities reported herein as held by Hunt Opportunities, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of Hunt Opportunities, HEO Finance, Hunt ELP, HB GP, Hunt Company, HCI and Mr. W.L. Hunt is 601 N. Mesa Street, Suite 1900, El Paso, Texas, 79902.